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                                                                   EXHIBIT 10.18

                                                       EXECUTION COPY
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                        PRINCIPAL SHAREHOLDER AGREEMENT

     THIS PRINCIPAL SHAREHOLDER AGREEMENT (the "PSA") is made and entered into as of June 24, 1996, by and among Navigation Technologies Corporation, a Delaware corporation ("NavTech"), Shields Enterprises, Inc., a Delaware corporation ("SEI"), T. Russell Shields, an individual residing in Chicago, Illinois (the "Principal Shareholder"), and LaSalle National Trust, N.A., a national banking association with an office in Chicago, Illinois, as escrow agent ("Escrow Agent"), with reference to the following:

     A. This PSA is being entered into in anticipation of the merger (the "Merger") contemplated under an Agreement and Plan of Reorganization between, among other parties, NavTech and SEI of even date herewith pursuant to which SEI will become a wholly-owned subsidiary of NavTech (the "Plan of Reorganization").

     B. The Principal Shareholder is chairman, a director and the majority shareholder of SEI. As a condition to NavTech entering into the Plan of Reorganization and consummating the Merger, the Principal Shareholder is entering into this PSA.

     C. This PSA shall become effective upon the Effective Date of the Merger and shall have no effect unless and until such Merger occurs.

     D. Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as specified in the Plan of Reorganization.

     NOW, THEREFORE, the parties agree as follows:


                                   ARTICLE I
                 INDEMNIFICATION BY THE PRINCIPAL SHAREHOLDER

     1.01 From and after the consummation of the Merger, the Principal Shareholder hereby agrees to indemnify and hold harmless each of NavTech, SEI, and Philips Electronics, N.V. and its affiliates (solely in their capacity as a controlling person of NavTech)("Philips") (NavTech, SEI and Philips are hereinafter collectively referred to as the "Indemnified Persons"), from and against and/or in respect of any and all Claims (as defined below) (each an "Indemnified Claim") asserted against or suffered by an Indemnified Person as a result of (i) any breach by SEI on or before the Effective Date of a representation or warranty contained in the Plan of Reorganization, (ii) any breach by SEI or the Principal Shareholder on or before the Effective Date of any of their respective covenants or obligations contained in the Plan of Reorganization, or (iii) any liability of SEI for Taxes for any period on or before the Effective Date other than those Taxes (A)

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reserved for on the Balance Sheet or set forth in Section 3.05(a) of the SEI
Schedule, (B) arising in the normal course of SEI's operations after the Balance Sheet Date (provided that any Taxes that SEI incurs because it is not a valid S Corporation under the Internal Revenue Code of 1986, as amended, for any period prior to the Effective Date, or any Federal income taxes or state or local taxes on or measured by income in any jurisdiction in which SEI has claimed S Corporation status (as defined in Subchapter S of the Internal Revenue Code of 1986, as amended) that SEI incurs for any period prior to the Effective Date for any reason, will not be considered as arising in the normal course of SEI's operations), and (C) arising upon, and attributable to the consummation of the Merger. For the purposes of this Section 1.01 of the PSA, all representations and warranties of SEI under the Plan of Reorganization shall be deemed to have been made by SEI as of the Effective Date without giving effect to any Disclosure Schedule Update, provided however, that the Principal Shareholder shall have no obligation to indemnify the Indemnified Persons with respect to any item disclosed in any Disclosure Schedule Update or any covenant or condition waived by NavTech as provided in Section 9.03 prior to the Effective Date (collectively the "Excepted Items"), if such Excepted Items were not known to, or knowable (with reasonable investigation under the circumstances) by, SEI at the time the Plan of Reorganization was entered into or did not result from the breach by SEI or any shareholder, employee, director or agent thereof of any covenant or obligation in the Plan of Reorganization, as the case may be.
Except as provided in the preceding sentence: (Y) the right to indemnification hereunder based on representations, warranties, covenants, and obligations made under the Plan of Reorganization will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time whether before or after the execution and delivery of the Plan of Reorganization or the Effective Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation; and
(Z) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants, and obligations.

     1.02  For purposes of this PSA:

           (a) A "Change of Control" shall have occurred on any date on which any person or group of related persons (other than (X) the Principal Shareholder and his Family (as defined in the Employment Agreement between NavTech and the Principal Shareholder of even date herewith) or any persons under his or their control together with one or more other persons, groups or entities acting in concert or (Y) Philips Electronics N.V. and its affiliates) shall have acquired control of NavTech or SEI (though the acquisition of voting shares, acquisition of assets, merger or otherwise).

           (b) "Claims" shall mean all claims, demands, losses, costs, expenses, obligations, liabilities, actions, suits and damages that have been asserted against an Indemnified Person, including, without limitation, diminution in value and deficiencies (net of any insurance proceeds actually received but without giving effect to any tax benefits attributable thereto), whether or not involving a Third Party Claim (as defined below), interest and penalties, reasonable attorneys' fees

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and costs, and all amounts paid in settlement of any claim, action or suit, but excluding any taxes on any indemnity payments. Notwithstanding the foregoing, "Claims" shall include incidental or consequential damages only to the extent that an Indemnified Person is or may be liable to pay such amount to a third party by reason of an actual claim asserted by a third party, but shall exclude any and all incidental and consequential damages otherwise suffered by an Indemnified Person (e.g., loss of business profits by an Indemnified Person).

           (c) "Tax Claim" shall mean any liability of SEI for (i) state or local taxes on or measured by income in any jurisdiction in which SEI has claimed S Corporation status (as defined in Subchapter S of the Internal Revenue Code of 1986, as amended) and (ii) Federal income taxes, in each case together with any interest or penalties related thereto.

           (d)  "Non-Tax Claim" shall mean any Claim other than a Tax Claim.

                                  ARTICLE II
                            LIMITATION OF LIABILITY

     2.01 With respect to Non-Tax Claims, the Principal Shareholder shall have no obligation to indemnify any Indemnified Person hereunder until the aggregate amount of all Non-Tax Claims for which indemnification is required to be provided under this PSA (without regard to which Indemnified Person or Persons are so entitled to such indemnification) exceeds One Million Dollars ($1,000,000) in the aggregate with respect to all Non-Tax Claims. In addition, the Principal Shareholder shall have no obligation to indemnify any Indemnified Person hereunder with respect to any Non-Tax Claim having an Applicable Claims Period of eighteen (18) months which is brought after a Change of Control. The preceding sentences shall not apply to any Tax Claim. With respect to Non-Tax Claims, in no event shall the liability of the Principal Shareholder to provide indemnification to the Indemnified Persons exceed, in the aggregate, Ten Million Dollars ($10,000,000) (the "Non-Tax Indemnity Cap").

     2.02 With respect to Tax Claims, in no event shall the liability of the Principal Shareholder to provide indemnification to the Indemnified Persons exceed, in the aggregate, Ten Million Dollars ($10,000,000) (the "Tax Indemnity Cap").

     2.03 The reasonably necessary costs and expenses (including legal fees) incurred by the Principal Shareholder for the defense of any Non-Tax Claims or Tax Claims ("Defense Costs") shall be treated as the payment of Claims for purposes of computing the aggregate indemnification provided under the Non-Tax Indemnity Cap or the Tax Indemnity Cap, respectively. For purposes of determining whether the Non-Tax Indemnity Cap or Tax Indemnity Cap has been satisfied, indemnity payments made, and Defense Costs incurred, by the Principal Shareholder hereunder in connection with Non-Tax Claims shall be applied solely to the Non-Tax Indemnity Cap, and indemnity payments made, and Defense Costs incurred, by the Principal Shareholder hereunder in connection with Tax Claims shall be applied solely to the Tax Indemnity Cap.

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     2.04  The indemnity provided hereunder by the Principal Shareholder shall be the sole liability of the Principal Shareholder or any other SEI shareholder with respect to any warranty, representation, covenant or obligation of SEI or the Principal Shareholder under the Plan of Reorganization; provided that, if the property held in the Escrow Fund is not sufficient to satisfy any Claim of any Indemnified Person within the limits set forth in Section 2.01 and Section
2.02 at the time such Claim is payable (regardless of the reason for such insufficiency), the Principal Shareholder shall remain personally liable for the satisfaction of any such Claim to the extent of the balance of the Non-Tax Indemnity Cap or Tax Indemnity Cap, as the case may be.

                                  ARTICLE III
                         DEFENSE OF INDEMNIFIED CLAIMS

     3.01 In case any Non-Tax Claim is brought by a third party at any time after the Indemnified Parties have delivered to the Principal Shareholder Notices of Damages (as defined in Section 6.01(d)) specifying Claims, in the aggregate, in excess of One Million Dollars ($1,000,000), or a Tax Claim is brought at any time (in either case a "Third Party Claim"), the Principal Shareholder shall be entitled to, but shall not be obligated to, assume and control the defense thereof (at his own expense), with counsel reasonably satisfactory to NavTech, by delivering written notice to NavTech of his election to so assume the defense thereof within ten (10) days following receipt by the Principal Shareholder of written notification from an Indemnified Person of such Third Party Claim. The giving of notice of any such Claim or threatened Claim to the Principal Shareholder by the Indemnified Person is a condition precedent to the obligation of indemnity of the Principal Shareholder hereunder provided, however, that any delay or failure in giving notice shall not relieve the Principal Shareholder of any obligation to indemnify hereunder other than to the extent the Principal Shareholder has been prejudiced by any such delay or failure in giving notice. If the Principal Shareholder elects to assume the defense of any such Claim, then the Indemnified Person (and NavTech if it is not the Indemnified Person) shall be entitled to participate in said defense (at its own expense). All parties shall cooperate reasonably with each other in the defense of any Third Party Claim, including making available all records, witnesses and information reasonably necessary to the defense of such Claim, provided that all Indemnified Persons shall be indemnified hereunder for any out of-pocket expenses paid to third parties reasonably incurred in providing such cooperation that would not otherwise have been incurred by such Indemnified Persons, which amounts shall be included in determining whether Notices of Damages specifying Non-Tax Claims have aggregated One Million Dollars, and determining whether the Non-Tax Indemnity Cap or the Tax Indemnity Cap, as the case may be, has been reached.

     3.02 An Indemnified Person may settle any Non-Tax Claim without the approval of the Principal Shareholder, but if an Indemnified Person does so, the Principal Shareholder shall have no obligation to indemnify the Indemnified Person hereunder except to the extent that the Indemnified Person can thereafter establish, to the Principal Shareholder's satisfaction or in arbitration pursuant to Section 9.01 hereof, the amount of Damages that the Indemnified Person would have been required to pay or incur with respect to any such Non-Tax Claim if not so

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settled, provided, however, that the Principal Shareholder in no event shall be liable to pay Damages in any such case in excess of the settlement amount.

     3.03 The Principal Shareholder shall not be entitled to settle any Claim without obtaining the advance written approval of any Indemnified Person unless such settlement (i) does not require or involve any commitments or concessions by NavTech or any other Indemnified Person (other than those customary in respect of cash settlements, such as confidentiality agreements), (ii) does not place any restrictions upon any Indemnified Person (other than those customary in respect of cash settlements, such as confidentiality agreements), (iii) with respect to any Non-Tax Claim, does not prejudice any position of an Indemnified Person with respect to Taxes, and (iv) fully resolves and disposes of the Claim with respect to all Indemnified Persons without any cost to any Indemnified Person. Any other settlements shall require the advance written approval of the Indemnified Person or Persons affected thereby, which may be withheld by any such Indemnified Person in his or its sole discretion. In the event that the Principal Shareholder receives a bona fide settlement offer for a specified amount of money (a "Proposed Settlement"), a copy of which shall have been delivered to each of the Indemnified Persons affected by it (with a copy to the Escrow Agent), and the Principal Shareholder gives written notice to each of such Indemnified Persons that he desires to accept such Proposed Settlement, but approval of such settlement is withheld by one or more Indemnified Persons pursuant to the preceding sentence, the Principal Shareholder shall only be required to provide indemnification up to the amount of the Proposed Settlement unless the Principal Shareholder agrees, or the Indemnified Person or Indemnified Persons establish in arbitration as provided in Section 9.01 hereof, that the Proposed Settlement would have had a materially adverse effect on the business, assets, liabilities, financial condition or results of operation of NavTech, in which case the Principal Shareholder shall be required to provide indemnification hereunder without any effect being given to the Proposed Settlement.

     3.04 To the extent that a Claim is made by an Indemnified Person against the Principal Shareholder, and the Principal Shareholder establishes that there have been no Damages recoverable by the Indemnified Person in respect of such Claim, the Principal Shareholder is not responsible for any costs and expenses (including legal fees) that may have been incurred by the Indemnified Person.

                                  ARTICLE IV
                                  ESCROW FUND

     4.01  Deposit of Escrow Fund.  The Principal Shareholder hereby represents
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that as of the date of the Plan of Reorganization and on the Effective Date, the
Principal Shareholder is and will be the sole owner, free and clear of any lien, encumbrance, charge or security interest whatsoever, of the number of shares of SEI Common Stock identified in Section 3.02 of the SEI Schedule as being held in the name of the Principal Shareholder. On or prior to the Effective Date, the Principal Shareholder agrees to tender to the Exchange Agent all such shares of SEI Common Stock for conversion into shares of NavTech Common Stock, in accordance with the

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terms of the Plan of Reorganization. The Principal Shareholder shall also deliver to the Exchange Agent a Transmittal Letter in accordance with Section
11.02 of the Plan of Reorganization, in a form reasonably acceptable to NavTech and the Exchange Agent, directing the Exchange Agent to deposit with the Escrow Agent on the Effective Date one or more certificates representing (i) an aggregate, Ten Million (10,000,000) shares (prior to giving effect to the reverse stock split (the "Reverse Split") referred to in Section 2.02(c) of the Plan of Reorganization (currently expected to be 1 for 10)) of NavTech Common Stock (the "Tax Escrow Shares") and (ii) an aggregate, Ten Million (10,000,000) shares (prior to giving effect to the Reverse Split) of NavTech Common Stock (the "Non-Tax Escrow Shares" and together with the Tax Escrow Shares, the "Escrow Shares"). The Principal Shareholder shall also deliver to the Escrow Agent an assignment and stock powers endorsed in blank (STAMP signature guaranteed) with respect to the Escrow Shares to allow the Escrow Agent to carry out the purposes of this Agreement. So long as the Escrow Shares are held by the Escrow Agent hereunder, the Principal Shareholder agrees that he will not make, nor agree to make, any transfer or disposition of any of the Escrow Shares, or any interest therein of any nature whatsoever, other than by will or the laws of descent and distribution (provided any such Escrow Shares shall remain subject to this Agreement). The balance of the Exchange Shares remaining after deposit of the Escrow Shares with the Escrow Agent shall be delivered by the Exchange Agent to the Principal Shareholder.

     4.02  Receipt of Escrow Fund.   The Escrow Agent will accept delivery and
           -----------------------
receipt of certificates representing the Escrow Shares and any Additional Escrow Securities (as defined in Section 4.04 below and which shall also be considered Escrow Shares) solely in its capacity as Escrow Agent, to be held and disbursed in accordance with the terms and conditions of this PSA. The Escrow Shares shall be registered on the books of NavTech in the name of the Principal Shareholder while they are held in the Escrow Fund, but the certificates for such shares shall be legended to reflect this Agreement. While such shares are registered in the name of the Principal Shareholder, the Principal Shareholder will be the shareholder of record for all purposes, including the receipt of notice of meetings, voting and consensual purposes, except as otherwise provided in this PSA.

     4.03  Separate Account.  The Escrow Agent agrees that the Escrow Shares and
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any other property delivered to the Escrow Agent hereunder shall be maintained by the Escrow Agent in a separate account (the "Escrow Fund") segregated for the sole benefit of the Indemnified Persons and the Principal Shareholder pursuant to the terms of this PSA, free and clear of all liens, encumbrances, charges or security interests whatsoever created by the Escrow Agent, and that the Escrow Fund will not be commingled with any funds or accounts of the Escrow Agent or of other customers of the Escrow Agent.

     4.04  Voting Rights; Distributions, Etc.
           ----------------------------------

           (a) Subject to Section 4.04(c), the Principal Shareholder shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the

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Escrow Shares for any purpose not inconsistent with (i) the provisions of this
PSA and applicable law, and (ii) the preservation of the value of the Escrow Shares.

           (b) Subject to Section 4.04(c), the Principal Shareholder shall be entitled to receive and retain all cash dividends, interest and other cash distributions payable in respect of the Escrow Shares to the extent that such distributions are made in the ordinary course of NavTech's business (and not as a result of the recapitalization, reorganization, merger, consolidation, disposition of assets, liquidation or dissolution of NavTech). Except as described in the foregoing sentence and subject to Section 4.04(c), (i) all cash and other property at any time and from time to time received or receivable by or distributed or distributable to the owner of the Escrow Shares from NavTech (whether in the ordinary course of NavTech's business or representing or resulting from stock dividends, stock splits or reclassifications, the recapitalization, reorganization, merger, consolidation, disposition of assets, liquidation or dissolution of such issuer, the exercise by the Principal Shareholder of warrants, rights or options deemed to be Additional Escrow Securities (as defined below), or any other action or cause) in exchange or substitution for or otherwise in respect of any or all of the Escrow Shares, and
(ii) all shares and other securities and all warrants, rights and options distributed with respect to the Escrow Shares and not yet properly exercised or converted (such shares, securities, warrants, rights and options together with the certificates and/or other instruments or writings representing them being hereinafter collectively called the "Additional Escrow Securities"), shall be deposited with and held by the Escrow Agent in the Escrow Fund for application in accordance with this PSA.

           (c) Upon the occurrence of a Final Determination Date (as defined in Article VI below), unless the Principal Shareholder shall have exercised his rights to substitute cash for Escrow Shares pursuant to Section 6.01(c) of this PSA, the Escrow Agent, at the written direction of NavTech, shall assume and exercise any and all voting and consensual rights and powers accruing to an owner of that number of the Escrow Shares (determined as provided in Section
6.01 (c)) necessary to satisfy the claim for Damages with respect to which the Final Determination Date has occurred, and all powers of the Principal Shareholder described in Section 4.04(b) to receive the dividends, interest and other cash distributions described in such Section shall cease with respect to such number of Escrow Shares, and all such rights shall thereupon become vested in the Escrow Agent. During the five (5) day period following the Final Determination Date, unless the Principal Shareholder shall have exercised his rights to substitute cash for Escrow Shares pursuant to Section 6.01(c), neither the Principal Shareholder nor NavTech shall be entitled to direct the Escrow Agent with respect to the matters set forth in the previous sentence, and any dividends, interest and any other distributions with respect to such number of the Escrow Shares declared or received during such five (5) day period shall be distributed in accordance with Section 6.01(c). The Principal Shareholder agrees that neither NavTech nor any of its representatives shall have any liability to the Principal Shareholder, or to any person claiming rights against NavTech by, through or under the Principal Shareholder, in any way arising out of or in connection with NavTech's or any such representative's exercise of, or failure to exercise, any of its rights or powers under this Section 4.04(c).

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           (d)  The Escrow Agent shall give the Principal Shareholder and
NavTech notice when any cash is received by the Escrow Agent. Any cash held in the Escrow Fund shall be invested in (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof, or (ii) certificates of deposit with national banks or corporations endowed with trust powers having capital and surplus in excess of $100 million as the Principal Shareholder shall instruct the Escrow Agent in writing to utilize (or, in the absence of such instruction within ten (10 ) days after notice is given to the Principal Shareholder that cash is being held in escrow, as NavTech may instruct in writing) or (iii) shares of NavTech Common Stock (but only to the extent that such cash has not been received by the Escrow Agent pursuant to Section 7.02 or
Section 7.05 of this PSA). Interest earned on the Escrow Fund shall be considered currently reportable income of the Principal Shareholder for income tax purposes and the Principal Shareholder shall be entitled to receive and retain such interest. In the event any cash amounts are held in the Escrow Fund, the Escrow Agent shall deliver a statement at least annually documenting any interest payments.

                                   ARTICLE V
                                  ESCROW AGENT

     5.01  Records and Accounts.  The Escrow Agent shall maintain records of all
           --------------------
property deposited in and monies and investments pertaining to the Escrow Fund and shall furnish such information and reports relating thereto as may reasonably be requested by NavTech or the Principal Shareholder. NavTech and the Principal Shareholder, and their duly authorized representatives, shall have the right at all reasonable times on reasonable advance notice to inspect the accounts and records of the Escrow Agent relating to the Escrow Fund.

     5.02  Rights and Duties of Escrow Agent
           ---------------------------------

           (a) The Escrow Agent shall be entitled to compensation for its services for opening the escrow provided for in this PSA and for its services for the period commencing on the date of this PSA until the Escrow Fund shall have been distributed, at such rate as the Escrow Agent and NavTech have agreed in a separate fee letter. The Escrow Agent shall also be entitled to payment of its routine and customary out-of-pocket expenses including reasonable counsel fees incurred in its routine administration of the Escrow Fund. Such compensation and expenses (collectively, "Escrow Expenses") shall be paid by NavTech.

           (b) The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this PSA and the Escrow Agent shall not be charged with knowledge of any other agreement or instrument; provided, however, that with the Escrow Agent's written consent, the duties and responsibilities in this Escrow Agreement may be amended at any time or times by an instrument in writing signed by the other parties.

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           (c)  The Escrow Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by NavTech, SEI or the Principal Shareholder or by any other person, firm or corporation, except only such notices or instructions provided for in this PSA.

           (d) The Escrow Agent shall be protected in acting upon any certificate, written agreement, report of an independent expert or notice delivered pursuant to this Escrow Agreement which the Escrow Agent in good faith believes to be genuine and what it purports to be.

           (e) In consideration of its acceptance of the appointment as Escrow Agent, the other parties hereto, jointly and severally, agree to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted the same or in carrying out any of the terms hereof, and to reimburse the Escrow Agent for all its expenses (excluding the Escrow Expenses), including, among other things, reasonable counsel fees and court costs, incurred by reason of its position hereunder or actions taken pursuant hereto, except any liability resulting from the gross negligence, willful misconduct or act of bad faith of the Escrow Agent. As between themselves, NavTech and SEI on the one hand, and the Principal Shareholder on the other hand, agree in the event that NavTech and SEI cannot agree upon an allocation between them of the liability to pay expenses of the Escrow Agent described in the foregoing sentence, NavTech and SEI hereby agree to submit the determination of such allocation to arbitration as provided in
Section 9.01.

           (f) The Escrow Agent may consult with independent legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

           (g) In the event of any disagreement between NavTech and SEI on the one hand, and the Principal Shareholder on the other hand, or between them and any other person, resulting in adverse claims or demands being made in connection with the Escrow Fund, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent shall refuse to comply with any claims or demands on it or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall continue so to refrain from acting until (i) the rights of NavTech, SEI, the Principal Shareholder and any such other person shall have been fully and finally adjudicated by an arbitrator or court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among NavTech, SEI, the Principal Shareholder, and any such other person (as the case may be), and the Escrow Agent shall have been notified thereof in writing signed by or on behalf of all such persons. The rights of the Escrow Agent under this subsection are in addition to any other rights which it may have by law or otherwise, including the right of the Escrow Agent to interplead any dispute to a court of competent jurisdiction.

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           (h)  The Escrow Agent may resign by an instrument in writing delivered to NavTech, SEI and the Principal Shareholder to take effect not sooner than thirty (30) days following its delivery to NavTech and the Principal Shareholder, whereupon NavTech, SEI and the Principal Shareholder by mutual agreement shall immediately designate in writing a successor Escrow Agent. Such successor Escrow Agent shall be subject to the same duties and obligations and shall have the same rights, privileges and immunities specified in this PSA. Any such successor Escrow Agent shall file with NavTech, SEI and the Principal Shareholder its written acceptance of the duties specified in this PSA and its agreement to act in said capacity. In the event that NavTech, SEI and the Principal Shareholder fail to agree on a successor Escrow Agent as specified herein, any of them may apply to the American Arbitration Association to designate a successor Escrow Agent.

           (i) NavTech, SEI and the Principal Shareholder shall have the right, at any time, by agreement, to remove the Escrow Agent and appoint a successor Escrow Agent. The appointment of the successor Escrow Agent shall not be effective until such successor Escrow Agent has agreed in writing to become a party to this Agreement.

                                  ARTICLE VI
                           APPLICATION OF ESCROW FUND

     6.01  Notification of Claims: Furnishing of Particulars.
           -------------------------------------------------

           (a) Whenever any Indemnified Person becomes aware of any Claim for which it believes in good faith Damages (as defined below) might be incurred by it, such Indemnified Person shall give notice thereof ("Notice of Damages") to the Escrow Agent (and to NavTech if the Notice of Damages is delivered by an Indemnified Person other than NavTech) as soon as reasonably practicable. The Escrow Agent shall then promptly deliver a copy of such Notice of Damages to the Principal Shareholder and a written confirmation of such delivery to such Indemnified Person (and NavTech, if applicable). Such notice shall provide reasonable detail of the nature of the Claim and the basis for indemnity claimed (including, if applicable, specific references to relevant sections of the Plan of Reorganization) with respect to such Claim, and, if reasonably ascertainable, a nonbinding estimate of the amount of the potential Damages. Any delay or failure by such Indemnified Person to give notice shall not affect any rights which any Indemnified Person may otherwise have other than to the extent the Principal Shareholder has been prejudiced by any such delay or failure in giving notice.

           (b) The Principal Shareholder shall be deemed to have concurred that it has an obligation to indemnify the affected Indemnified Person with respect to the Claim described in any Notice of Damages, unless within the Objection Period (as defined below in Section 6.01(e)(v)) the Principal Shareholder shall have sent to the Escrow Agent, NavTech and the affected Indemnified Person (if other than NavTech) notice questioning the propriety of such claim, in which case such claim, unless settled by mutual agreement among the Principal Shareholder and such Indemnified Person, shall be promptly referred for arbitration pursuant to
Section 9.01 hereof, provided that the commencement of such arbitration may be postponed for a reasonable period of time at the request of the Principal Shareholder or the Indemnified Person if the underlying Claim giving rise to the Notice of Damages is or is likely to be the subject of litigation or another contested proceeding with a third party that has not yet been resolved, and the person requesting such postponement reasonably believes that such proceeding could be prejudiced if the arbitration were not so postponed. Notwithstanding the foregoing sentence, any claim for Damages based upon a non-appealable final judgment, decree or award of court of competent jurisdiction requiring the payment of money by any Indemnified Person shall be conclusive as to the amount of the Claim, and the only issue for consideration in arbitration is whether the Principal Shareholder has an obligation to indemnify such Indemnified Person with respect to the Claim. Any determination as a result of any arbitration procedure shall be a conclusive determination of the matter or matters considered and shall be binding upon the Principal Shareholder and the Indemnified Persons and the Damages determined as a result of any arbitration procedure shall be deemed finally determined under this PSA. Each party to the arbitration shall bear its own expenses of the arbitration.

           (c)  Distributions to the Indemnified Persons.  As soon as
                ----------------------------------------
practicable after the fifth (5th) business day following the Final Determination Date relating to any claim of Damages as to which Damages to an Indemnified Person have been found, the Escrow Agent shall make a distribution from the Escrow Fund to the Indemnified Person, provided that no Indemnified Person other than NavTech shall be entitled to any such distribution unless the Escrow Agent has also been notified in writing by NavTech (which may act in its sole and absolute discretion) that it approves such distribution. Any such distributions shall consist of (i) first, any cash held by the Escrow Agent, and to the extent any such cash is insufficient to satisfy the claim of Damages, and (ii) second, the number of shares of NavTech Common Stock with a value, valued at Fair Market Value (as defined below) on the Final Determination Date, equal to the aggregate amount of Damages, rounded up or down to the nearest whole share in the case of the NavTech Common Stock, for which a Notice of Damages has been given by an Indemnified Person to the Principal Shareholder, NavTech (if other than the Indemnified Person) and the Escrow Agent and which have been finally determined pursuant to this Article VI to be due the Indemnified Person and still remains unpaid, all as certified to the Escrow Agent by the Indemnified Person. The number of shares of NavTech Common Stock described above shall be delivered to the Indemnified Person together with stock powers endorsed in blank and shall thereafter be the property of the Indemnified Person, free and clear of the provisions of this PSA and any claims of the Principal Shareholder. Notwithstanding the foregoing, the Principal Shareholder shall have the right to provide cash to the Escrow Agent within five (5) days following the Final Determination Date which the Escrow Agent shall use first to satisfy any claim of Damages before distributing Escrow Shares, in which case the Escrow Agent shall distribute to the Principal Shareholder a number of Escrow Shares with a Fair Market Value on the date such cash is provided equal to the amount of such cash, and this Agreement shall no longer apply to such shares.

           (d) At any time at which the Escrow Agent is required pursuant to this PSA to deliver less than all of the Escrow Shares to any person, the Escrow Agent shall tender to NavTech's transfer agent the certificate or certificates for NavTech Common Stock held by the Escrow Agent for conversion into one or more certificates representing the shares to be delivered and the shares that shall continue to be held in escrow. The parties agree to cooperate with the Escrow Agent to facilitate such transfers and issuances of certificates.

           (e) For purposes of this Agreement, the following terms shall have the meaning set forth below:

                (i)   "Damages" shall mean the dollar value of any indemnity
                       -------
owed by the Principal Shareholder to any Indemnified Person in accordance with
Section 1.01 of this PSA.

                (ii)  "Fair Market Value" shall be (i) if the NavTech Common
                       -----------------
Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or approved for trading on NASDAQ, the average for the five (5) trading days prior to the date of determination of Fair Market Value of the last reported sale prices of the NavTech Common Stock on such exchange or system; or (ii) if the NavTech Common Stock is not so listed or admitted to unlisted trading privileges or approved for trading on NASDAQ, the average for the five (5) trading days prior to the date of determination of Fair Market Value of the average of the last reported bid and asked prices quoted each day by National Quotation Bureau Inc.; or (iii) if the NavTech Common Stock is not so listed or admitted to unlisted trading privileges or approved for trading on NASDAQ and bid and asked prices are not so reported, an amount, determined by agreement of the Principal Shareholder and NavTech, or failing such agreement, by arbitration as provided in Section 9.01 of this PSA.

                (iii) "Final Determination Date" means the date on which the
                       ------------------------
Escrow Agent shall have received both

          (A) either (i) an acknowledgment signed by the Principal Shareholder or (ii) a copy of a final arbitration award, in either case which specifies that the Principal Shareholder has an obligation to indemnify such Indemnified Person with respect to a specified Claim as described in a Notice of Claim or (iii) a written certificate from the Indemnified Person certifying that the Principal Shareholder has been deemed to have concurred with respect to such obligation pursuant to the first sentence of Section 6.01(b) and

          (B) either (i) an acknowledgment signed by the Principal Shareholder of the Amount of Damages relating to a Claim or (ii) a copy of a non-appealable final judgment, decree or award of a court of competent jurisdiction requiring the payment of money by an Indemnified Person in respect of a Claim or (iii) a copy of a final arbitration award specifying the amount of Damages relating to a Claim.

                (iv)  "Notice of Damages" shall have the meaning assigned
                       -----------------
thereto in Section 6.01(a) of this PSA.

                (v)  "Objection Period" means (x) with respect to Tax Claims,
                      ----------------
a period of thirty (30) days after delivery to the Principal Shareholder by the Escrow Agent of a Notice of Damages with respect thereto and (y) with respect to Non-Tax Claims, a period of thirty (30) days after delivery to the Principal Shareholder by the Escrow Agent of one or more Notices of Damages with respect to Non-Tax Claims aggregating One Million Dollars ($1,000,000) or more (or thirty (30) days after delivery to the Principal Shareholder by the Escrow Agent of any Notice of Damages with respect to Non-Tax Claims thereafter).


                                  ARTICLE VII
                          FINAL NOTIFICATION OF CLAIMS

     7.01 No payment under this PSA with respect to any Damages shall be due to any Indemnified Person and no charge to or reduction of the Escrow Fund shall be made unless a Notice of Damages shall have been received by the Escrow Agent and the Principal Shareholder within the Applicable Claims Period as defined herein. The Applicable Claims Period for any Non-Tax Claim: (i) in connection with the offer, issuance or sale of securities by SEI, including without limitation, any stock or notes, prior to the Effective Date shall be three (3) years from the Effective Date, (ii) in connection with any Taxes other than Taxes described in the definition of Tax Claims shall be the applicable statute of limitations, including any waivers thereof, but in no event later than ten years from the Effective Date, and (iii) based on any other Non-Tax Claim shall be eighteen
(18) months from the Effective Date. The Applicable Claims Period for any Tax Claim shall be the applicable statute of limitations, including any waivers thereof, but in no event later than ten years from the Effective Date. Without the prior written consent of the Principal Shareholder, NavTech shall not agree to any waiver of the applicable statute of limitations for any Claim related to Taxes, unless NavTech reasonably believes that the failure to grant any such waiver could cause a material adverse effect on the business or property of NavTech.

     7.02 (a) If at any time after the conclusion of all Applicable Claims Periods during which Notices of Damages may be delivered with respect to Non-Tax Claims, (i) the maximum potential amount of all Non-Tax Claims that are still outstanding have been liquidated or otherwise can be determined with certainty, and (ii) the Fair Market Value of all Non-Tax Escrow Shares and all other property then held in the Escrow Fund in respect of the Non-Tax Escrow Shares is in excess of the "Non-Tax Claims Limit" equal to (A) the maximum potential amount and the interest and penalties that reasonably could be expected to be imposed upon such maximum potential amount if there was no resolution of such Non-Tax Claims for a period of an additional five (5) years, or (B) the then remaining balance of the Non-Tax Indemnity Cap that remains available for the provision of indemnification hereunder, if less than such amount in subsection 7.02(a)(ii)(A), the Escrow Agent shall promptly distribute any such excess amount to the Principal Shareholder by first using Non-

Tax Escrow Shares and upon exhaustion of the Non-Tax Escrow Shares, using any cash held in respect of the Non-Tax Escrow Shares, provided that the Escrow Fund thereafter contains Non-Tax Escrow Shares (valued at one-half (1/2) of Fair Market Value) or cash (or any combination thereof) with an aggregate value at least equal to the Non-Tax Claims Limit, or the Principal Shareholder simultaneously provides cash to the Escrow Agent in an amount which, together with the Non-Tax Escrow Shares (valued at one-half (1/2) of Fair Market Value) and cash in the Escrow Fund, would have an aggregate value of at least such Non-Tax Claims Limit.

     (b) If at any time after the conclusion of all Applicable Claims Periods during which Notices of Damages may be delivered with respect to Tax Claims, (i) the maximum potential amount of all Tax Claims that are still outstanding have been liquidated or otherwise can be determined with certainty, and (ii) the Fair Market Value of all Tax Escrow Shares and all other property then held in the Escrow Fund in respect of the Tax Escrow Shares is in excess of the "Tax Claims Limit" equal to (A) the maximum potential amount and the interest and penalties that reasonably could be expected to be imposed upon such maximum potential amount if there was no resolution of such Tax Claims for a period of an additional five (5) years, or (B) the then remaining balance of the Tax Indemnity Cap that remains available for the provision of indemnification hereunder, if less than such amount in subsection 7.02(b)(ii)(A), the Escrow Agent shall promptly distribute any such excess amount to the Principal Shareholder by first using Tax Escrow Shares and upon exhaustion of the Tax Escrow Shares, using any cash held in respect of the Tax Escrow Shares, provided that the Escrow Fund thereafter contains Tax Escrow Shares (valued at one-half (1/2) of Fair Market Value) or cash (or any combination thereof) with an aggregate value at least equal to the Tax Claims Limit, or the Principal Shareholder simultaneously provides cash to the Escrow Agent in an amount which, together with the Tax Escrow Shares (valued at one-half (1/2) of Fair Market Value) and cash in the Escrow Fund, would have an aggregate value of at least such Tax Claims Limit.

     7.03 Upon the Non-Tax Final Release Date, which shall be the earlier to occur of (i) the date upon which the Escrow Agent shall have paid Damages pursuant to this Agreement with respect to Non-Tax Claims in an amount aggregating the Non-Tax Indemnity Cap and (ii) the date which is the later to occur of (X) the date which is eighteen months from the Effective Date and (Y) the date upon which all open claims for Damages with respect to Non-Tax Claims have been resolved, all remaining Non-Tax Escrow Shares and property then held by the Escrow Agent in respect of the Non-Tax Escrow Shares shall be promptly returned to the Principal Shareholder. Notwithstanding this Section 7.03, the release of the Non-Tax Escrow Shares shall not diminish the liability, if any, of the Principal Shareholder under this PSA.

     7.04 Upon the Tax Final Release Date, which shall be the earlier to occur of (i) the date upon which the Escrow Agent shall have paid Damages pursuant to this Agreement with respect to Tax Claims in an amount aggregating the Tax Indemnity Cap and (ii) the date which is the later to occur of (X) the close of the last Applicable Claims Period with respect to Tax Claims and (Y) the date upon which all open claims for Damages with respect to Tax Claims have been resolved, all remaining Tax Escrow Shares and all property then held by the Escrow Agent in respect of the Tax Escrow Shares shall be promptly returned to the Principal Shareholder.

     7.05 At any time prior to the later to occur of the Non-Tax Final Release Date or the Tax Final Release Date, the Principal Shareholder shall have the right to have the Escrow Agent release to him all of the Escrow Shares still held in the Escrow Fund by paying to the Escrow Agent in cash an amount equal to sum of (i) the balance of the Non-Tax Indemnity Cap that remains after subtracting from the original Non-Tax Indemnity Cap the amount of all Damages actually paid out by the Escrow Agent pursuant to this Agreement with respect to Non-Tax Claims and (ii) the balance of the Tax Indemnity Cap that remains after subtracting from the original Tax Indemnity Cap the amount of all Damages actually paid out by the Escrow Agent pursuant to this Agreement with respect to Tax Claims. The Escrow Agent shall give the Indemnified Persons at least five
(5) days notice prior to any release of the Escrow Shares pursuant to this subsection.

                                 ARTICLE VIII
                                TAX PROCEDURES

     8.01 Upon the request of the Principal Shareholder, NavTech and SEI shall provide (and shall cause their affiliates to provide) the Principal Shareholder, promptly upon request, with such cooperation and assistance, documents and other information, without charge, as may be reasonably requested by the Principal Shareholder in connection with (i) the conduct of any audit or other examination or any judicial or administrative proceeding involving any taxable period pertaining to SEI through the Effective Date (the "Taxable Periods"), and (ii) the preparation and filing of any amended tax returns. Such cooperation and assistance shall include, without limitation, (i) the provision of books, records, tax returns, documentation or other information relating to any relevant tax return pertaining to the Taxable Periods, (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any amended tax returns with respect to the Taxable Periods or in connection with any audit, proceeding, suit or action, including, without limitation, the execution of irrevocable powers of attorney and (iii) the use of reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. NavTech and SEI shall each make their employees and facilities available on a mutually convenient basis during normal business hours to facilitate such cooperation.

     8.02 NavTech and SEI shall retain or cause to be retained all tax returns related to the Taxable Periods, and all books, records, schedules, workpapers and other documents relating thereto (collectively the "Tax Documents"), until the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof) and (ii) any retention periods required by law. NavTech and SEI will, at least thirty (30) days prior thereto, provide written notice to the Principal Shareholder of any intended destruction of the documents referred to in the precedent sentence, and will not dispose of any of the foregoing documents without first offering to transfer possession thereof to the Principal Shareholder. NavTech's obligation under this Section 8.02 for Tax Documents created prior to the Effective Date shall only extend to those Tax Documents located at the premises of SEI on the Effective Date. Any failure by NavTech or SEI to retain any Tax Documents as otherwise required hereunder shall not affect any right to indemnification which any Indemnified Person may otherwise have other than to the extent the Principal Shareholder has been prejudiced by any such failure.

     8.03 NavTech and SEI shall keep the Principal Shareholder advised as to the status of tax audits and litigation involving any issue relating to any Taxes or tax returns pertaining to the Taxable Periods. To the extent relating to any such issue, NavTech and SEI shall promptly furnish to the Principal Shareholder copies of any inquiries or requests for information from any taxing authority or any other administrative, judicial or other governmental authority, as well as copies of any relevant portions of any revenue agent's report or similar report, notice or proposed adjustment or notice of deficiency.

     8.04 Upon the receipt by NavTech or SEI of notice of any pending or threatened Taxes audit, inquiry or assessment which may affect the liability for Taxes relative to the Taxable Periods, NavTech and SEI shall promptly notify the Principal Shareholder in writing of such receipt. Furthermore, NavTech and SEI agree not to respond, without the consent of the Principal Shareholder, to a notice of any pending or threatened Taxes audit, inquiry or assessment relative to the Taxable Periods in a manner that would adversely affect the liability for Taxes (or interest and/or penalties thereon).

     8.05 The Principal Shareholder shall have the right to control, and to represent the interests of all affected taxpayers in, any Taxes audit or administrative, judicial or other proceeding relating, in whole or in part, to any Taxes for the Taxable Period.

     8.06 The Principal Shareholder shall not have any liability to provide indemnification with respect to (i) any failure of NavTech or SEI to timely file any return required to be so filed pursuant to Section 7.14 of the Plan of Reorganization, or (ii) any errors or omissions on any such return, other than any errors or omissions occasioned by erroneous or omitted information on the books and records of SEI on the Effective Date.

     8.07 In the event of a Change of Control, NavTech, SEI and the Principal Shareholder shall continue to be bound by their respective obligations under this PSA, except as provided in Section 2.01. If after a Change of Control, either NavTech or SEI materially fails to perform its obligations under this
Article VIII, the Principal Shareholder shall not be required to provide indemnification for any Damages that the Principal Shareholder establishes in arbitration as provided in Section 9.01 hereof were caused by such failure to perform by NavTech or SEI.

     8.08 The Principal Shareholder represents and warrants to NavTech that he has no plan or intention to sell, exchange or otherwise dispose of a number of shares of NavTech Common Stock received in the Merger that would reduce the SEI Shareholders' ownership of NavTech stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding stock of SEI as of the same date. In making this representation, the Principal Shareholder has assumed that it is possible that the SEI Shareholders other than the Principal Shareholder may harbor a plan or intention to sell, exchange or dispose of all of the shares of NavTech Common Stock that they receive in the Merger.

                                  ARTICLE IX
                                 MISCELLANEOUS

     9.01  Governing Law; Arbitration; Injunctive and Other Relief.  This
           -------------------------------------------------------
Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in Delaware. Each party hereby irrevocably consents to the exclusive jurisdiction of the federal and state courts located in Chicago, Illinois with respect to any actions which may arise in connection with this Agreement and are not required by this Section 9.01 to be arbitrated. Except as provided in this
Section 9.01, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     Within fifteen (15) days after the commencement of arbitration, the affected Indemnified Person or NavTech, as the case may be, and the Principal Shareholder shall each select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators so selected are unable or fail to agree upon the third arbitrator, or if either party fails to appoint an arbitrator, such arbitrator or arbitrators shall be selected by the American Arbitration Association.

     Each of the parties to this Agreement acknowledges that a breach of this Agreement may cause the other party irreparable harm which may not be adequately compensated by money damages. Therefore, in the event of a breach or threatened breach by a party, injunctive or other equitable relief will be available to the other party, and any arbitrator acting pursuant to this Agreement shall have the authority to provide such injunctive or other equitable relief. Remedies provided herein are not exclusive.

      The arbitrators shall have the authority to award such remedies or relief that a court of the State of Delaware could order or grant in an action governed by Delaware law, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.
The arbitration proceedings shall be conducted in Chicago, Illinois.

     Notwithstanding the foregoing, any party may bring and pursue an action in any Federal or State court located in Chicago, Illinois seeking provisional relief, including a temporary restraining order or preliminary injunction, pending an arbitration proceeding. Any provisional relief obtained shall be discontinued once the arbitrators have assumed jurisdiction and ordered such discontinuance.

     9.02  Assignment.  This PSA may not be assigned by any party hereto without
           ----------
the consent of the other parties hereto. The terms and provisions of this PSA shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, guardians, executors, legatees, successors and permitted assigns, and no person, firm, corporation or other entity other than the parties hereto and, their respective heirs, personal representatives, guardians, executors, legatees, successors and permitted assigns, shall acquire or have any rights under or by virtue of this PSA, other than as an Indemnified Person who makes a claim with NavTech's approval.

     9.03  Amendment, Waiver, Consents.  The parties hereto may by mutual
           ---------------------------
agreement amend any provision of this PSA and any party may grant consents or waive any right to which it is entitled under this PSA or any condition to its obligations hereunder, provided that each such amendment, consent or waiver shall be in writing. Any amendment, waiver or consent by NavTech shall be effective only if authorized by its Board of Directors by specific action thereof.

     9.04  Notices.  All notices, consents, waivers, and other communications
           -------
under this PSA must be in writing and will be deemed to have been duly given (i) if mailed, seven (7) days after mailing (if mailed from outside the United States, such mailing must be by air mail and said seven (7) days shall be fourteen (14) days), (ii) if delivered, upon delivery, or (iii) if faxed, one
(1) business day after transmission and acknowledgment of receipt by telephone or fax, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

           (i) if to NavTech or SEI, to NavTech, General Counsel, 10400 West Higgins Road, Suite 400, Rosemont, Illinois 60018 (Facsimile No.(847) 699-6556), with copies to Martin L. Budd, Esquire, Day, Berry & Howard, One Canterbury Green, Stamford, Connecticut 06901-2047 (Facsimile No. (203) 977-7301) and Philips Electronics North America Corp., Attn: Samuel J. Rozel, Esquire, Senior V.P., Secretary and General Counsel, 100 East 42nd Street, New York, NY 10017 (Facsimile No. (212) 850-7304);

           (ii) if to the Principal Shareholder, T. Russell Shields, 160 E. Pearson #3108, Chicago, Illinois 60611 (Facsimile No. (312) 266-1194), with a copy to Marshall E. Eisenberg, Esquire, Neal, Gerber and Eisenberg, Two North LaSalle Street, Suite 2200, Chicago, Illinois 60602 (Facsimile No.(312) 269-1747); and

           (iii) if to the Escrow Agent, to LaSalle National Trust, N.A., 135 South LaSalle Street, Suite 1825, Chicago, Illinois 60603, Attn: Estelita B. Esmenda (Facsimile No. (312) 904-2236);

or to such other person or address as the parties shall have specified by notice in writing to each other.

     9.05  Days.  Any reference to "days" in this PSA shall mean calendar days.
           -----

     9.06  Certifications.  NavTech and SEI agree that they shall not
           --------------
unreasonably withhold or delay, and the Principal Shareholder agrees that the Principal Shareholder shall not unreasonably withhold or delay, execution and delivery of any certification to the Escrow Agent called for in this PSA in order to carry out the terms of this PSA.

     9.07  Descriptive Headings.  The descriptive headings of Articles and
           --------------------
Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this PSA, and all provisions of this PSA will be enforced and construed as if no headings had been used in this PSA.

     9.08  Principal Shareholders Acts on Behalf of NavTech.  Following the
           ------------------------------------------------
Effective Date, the acts of the Principal Shareholder in negotiating and settling any Third Party Claim against NavTech, acting as Chairman and Chief Executive Officer of NavTech, shall in no event be deemed to be an admission of liability of the Principal Shareholder under this Agreement.

     9.09  Counterparts.  This PSA may be executed by the several parties on
           ------------
separate counterparts which, when taken together with counterparts signed by all the other parties, shall constitute a single fully executed Agreement which shall be as fully binding and effective as a counterpart which has been executed by all parties.

     IN WITNESS WHEREOF, the parties hereto have caused this PSA to be duly executed as of the date first above written.

                              NAVIGATION TECHNOLOGIES CORPORATION


                              By /s/ Thomas A. Lerone
                                ----------------------------------------
                                Name:
                                Title: Chief Financial Officer


                              SHIELDS ENTERPRISES, INC.


                              By /s/ Mitchell Morris
                                ----------------------------------------
                                Name:
                                Title: Treasurer

                                 /s/ T. Russell Shields
                                ----------------------------------------
                                T. Russell Shields


                              LASALLE NATIONAL TRUST, N.A.,
                                as Escrow Agent


                              By /s/ Estelita B. Esmenda
                                ----------------------------------------
                                Name: Estelita B. Esmenda
                                Title:   Assistant Vice President

The terms and conditions of this PSA are hereby acknowledged as of the date first above written.



PHILIPS ELECTRONICS, N.V.


By: /s/ Arie Westerlaken
   ----------------------------
    Name:
    Title: General Secretary